Branden T. Burningham
                         ATTORNEY AT LAW
                  455 East 500 South, Suite 205
                    Salt Lake City, Utah 84111

ADMITTED IN UTAH AND CALIFORNIA         TELEPHONE: (801) 363-7411
                                        FACSIMILE:   (801) 355-7126

May 16, 2005

Barbara C. Jacobs
U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW
Washington, DC 20549


Re: Wizzard Software Corporation, a Colorado corporation (the "Company") Post-Effective Amendment No. 1 to Registration Statement on Form SB-2, filed May 3, 2005

     Commission File No. 333-113400


Dear Ms. Jacobs:

     As counsel to the Company, and pursuant to my telephone conversation with Daniel Lee of your office on May 12, 2005, I resepectfully request that the above-referenced registration statement be withdrawn, effective immediately.

                                                Sincerely yours,

                                                /s/ Branden T. Burningham

                                                Branden T. Burningham

cc: Wizzard Software Corporation